(logo) TRIMONT

3560 Lenox Road NE,	+1 404 420 5600	trimont.com
Suite 2200
Atlanta, GA 30326

MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH

SEC REGULATION AB SERVICING CRITERIA

1.        Trimont LLC (the “Company”, or “Trimont”) is responsible for assessing compliance with the servicing criteria applicable to it in Items 1122(d)(3)(i) and 1122(d)(4)(vii) of paragraph (d) of item 1122 of the U.S. Securities and Exchange Commission’s (“SEC”) Regulation AB, as of and for the year ended December 31, 2025 (the “Reporting Period”), as set forth in Appendix A hereto (the “applicable servicing criteria”). The transactions covered by this report (collectively referred to as the “Operating Advisor Platform” or the “Platform”) include asset-backed transactions and securities for which the Company served in the capacity of Senior Trust Advisor, Trust Advisor, and/or Operating Advisor as defined in Appendix B.

2.        Trimont LLC used the criteria set forth in Items 1122(d)(3)(i) and 1122(d)(4)(vii) of paragraph (d) of Item 1122 of Regulation AB (defined in Appendix A) to provide an assertion on the Company’s assessment of compliance with the applicable servicing criteria.

3.        Trimont LLC has complied, in all material respects, with the applicable servicing criteria for the Reporting Period with respect to the Platform taken as a whole.

4.        Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on the Company’s assertion on compliance with the applicable servicing criteria for the Reporting Period.

Trimont LLC

February 27, 2026

/s/ Sorensen, Jennifer

Jennifer Sorensen, Chief Operating Officer

Appendix A – Applicable Servicing Criteria

SERVICING CRITERIA
Reference	Criteria
Item 1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) Provide information calculated in accordance with the terms specified in the transaction agreements; (C1) Are filed with the Commission as required by its rules and regulations; and (D2) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

Item 1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g. forbearance plans, modifications and deeds in lieu of foreclosure, foreclosure and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1 Criterion 1122(d)(3)(i)(C) is only applicable to the CRCRE 2011-C2 and MSC 2011-C3 portfolio servicing agreements. 1122(d)(3)(i)(C) is inapplicable to all other servicing agreements that make up the Platform.

2 Criterion 1122(d)(3)(i)(D) is only applicable to the MSC 2011-C3 portfolio servicing agreement. 1122(d)(3)(i)(D) is inapplicable to all other servicing agreements that make up the Platform.

Appendix B – The Platform

Trimont LLC was named as the senior trust advisor, trust advisor, and/or operating advisor for all portfolios listed below. However, there was only activity requiring Trimont LLC to perform the role of Senior Trust Advisor, Trust Advisor, and/or Operating Advisor for the portfolios designated with a “X” throughout the period in scope listed below.

Portfolio Name	Service Agreement Date	Period in Scope	Senior Trust/Trust/Operating Advisor activity required as of and for the year ended December 31, 2025
CFCRE 2011-C2	December 11, 2011	January 1, 2025 - December 31, 2025	X
MSBAM 2013-C9	May 1, 2013	January 1, 2025 - December 31, 2025
MSC 2011-C3	October 1, 2011	January 1, 2025 - July 31, 2025
UBS 2012-C1	May 1, 2012	January 1, 2025 - December 31, 2025
UBS BB 2012-C4	December 1, 2012	January 1, 2025 - December 31, 2025